EXHIBIT 99

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES QUARTERLY EARNINGS	NEWS RELEASE NASDAQ SYMBOL: WAYN RELEASE DATE: January 28, 2005 CONTACT: CHARLES F. FINN CHAIRMAN AND CEO MICHAEL C. ANDERSON CFO (330) 264-5767

FOR IMMEDIATE RELEASE

        WOOSTER, OHIO—Wayne Savings Bancshares, Inc. (NASDAQ: WAYN), the stock holding company parent of Wayne Savings Community Bank, reported net earnings of $403,000 or $.11 per diluted share in the third fiscal quarter ended December 31, 2004, compared to net earnings of $560,000 or $.15 per diluted share in the quarter ended December 31, 2003.

        Net interest income increased to $2.8 million in the quarter ended December 31, 2004, as compared to $2.6 million reported in the same quarter last year. On June 1, 2004, Wayne Savings Bancshares, Inc. completed its acquisition of Stebbins National Bank in Creston, Ohio, and the increase in net interest income includes the addition of Stebbins National Bank net interest income for the quarter ended December 31, 2004 compared to the 2003 third fiscal quarter.

        The increase in net interest income in the 2004 quarter was more than offset by a $100,000 decrease in other income and a $277,000 increase in general and administrative expense. The decrease in other income was mainly due to lower merchant fee income. Expense increases were primarily due to higher franchise taxes, higher occupancy and equipment expenses related to the conversion to a new computer operating system in May 2004 and the Stebbins National Bank acquisition, and higher employee compensation from normal merit increases and increased benefit plan costs, which again includes the effect of the Stebbins National Bank acquisition.

        For the nine month period ended December 31, 2004, net earnings totaled $1.4 million, or $.37 per diluted share, compared to net earnings of $1.9 million or $.51 per diluted share for the nine month period ended December 31, 2003. Although net interest income increased from $8,122,000 to $8,145,000, the decrease in net earnings was primarily due to a $192,000 decrease in other income and a $743,000 increase in general and administrative expenses. The increase in net interest income includes the addition of Stebbins National Bank net interest income for the nine months ended December 31, 2004. The decrease in other income was largely due to lower merchant fee income. The overall expense increase in the nine month period was again related to franchise tax expense, occupancy and equipment expenses from the data processing conversion, and increases in compensation and benefits expenses which include the effect of the Stebbins National Bank acquisition.

        Charles Finn, Chairman and CEO, stated, “In response to prolonged low interest rates and an increasingly flat yield curve, the Company has continued to aggressively manage its interest rate risk position by shortening investment maturities rather than reaching for higher yields through extended maturities.” Finn said, “This strategy has negatively affected earnings for the first nine months of the fiscal year, but management believes the Company is well-positioned to take advantage of a rising interest rate environment.” Consistent with its interest rate risk strategy, Finn said the Company plans to steadily build its portfolio of short-term loans.

        Wayne Savings Bancshares, Inc. recently announced its strategic plans to broaden its products and services and further strengthen Wayne Savings’ position as the area’s premier independent community bank. In its release, the Company announced the hiring of a Chief Lending Officer, the establishment of a Trust Department, and the expansion of electronic services through an Internet Banking program. Chairman Finn added that the addition of a new Chief Lending Officer is intended to facilitate the expansion of the Company’s loan portfolio and products and the introduction of new services will further enhance our role as a premier community bank.

        Chairman Finn concluded by stating that “management and the Board are aware of the increased costs associated with this strategy but firmly believe these are positive steps both with respect to earnings and asset growth.”

        Wayne Savings Bancshares, Inc. experienced 6.1% asset growth in the nine month period ended December 31, 2004 from $369.0 million to $391.4 million, largely due to the Stebbins National Bank acquisition. At December 31, 2004, the Company also reported total deposits of $321.6 million and stockholders’ equity of $41.1 million resulting in a capital-to-assets ratio of 10.5%. Established in 1899, Wayne Savings Community Bank, the wholly-owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in Wayne, Holmes, Ashland, Medina, and Stark counties, Ohio.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except per share data)

	December 31, 2004 (Unaudited)	March 31, 2004

ASSETS

Cash, cash equivalents, & investment securities	$85,379	$51,469
Mortgage-backed securities, net (1)	65,230	88,428
Loans receivable, net (1)	214,663	205,443
Federal Home Loan Bank stock	4,338	4,205
Office premises & equipment, net	9,120	8,742
Real estate acquired through foreclosure	116	100
Other assets	12,507	10,620

TOTAL ASSETS	$391,353	$369,007

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$321,631	$291,830
Advances from Federal Home Loan Bank	25,000	30,000
Advances by borrowers for taxes & insurance	1,119	617
Accounts payable on mortgage loans serviced for others	485	118
Other liabilities	1,972	2,881

TOTAL LIABILITIES	$350,207	$325,446

Common stock (3,907,318 shares of $.10 par value issued at both
December 31, 2004 and March 31, 2004 respectively)	391	391
Additional paid-in capital	34,492	34,365
Retained earnings	12,771	12,727
Less required contributions for shares acquired by Employee Stock Ownership Plan	(1,342)	(1,456)
Shares acquired by Management Recognition Plan	(914)	(1,142)
Less Treasury Stock	(4,111)	(1,803)
Accumulated other comprehensive loss	(141)	479

TOTAL STOCKHOLDERS' EQUITY	41,146	43,561

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$391,353	$369,007

(1) Includes available for sale classifications

CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in Thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
	unaudited		unaudited
Interest income	4,465	4,362	13,090	13,586
Interest expense	1,711	1,736	4,945	5,464

Net interest income	2,754	2,626	8,145	8,122
Provision for losses on loans	15	–	45	63

Net interest income after provision for loan losses	2,739	2,626	8,100	8,059
Other income	389	490	1,287	1,479
General, administrative, and other expense	2,592	2,315	7,541	6,798

Earnings before federal income taxes	536	801	1,846	2,740
Federal income taxes	133	241	492	836

Net earnings	$403	$560	$1,354	$1,904

CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

	For the Three Months ended December 31,
	(Unaudited) 2004	2003
Quarterly Results

Net Interest Income	$2,754	$2,626
Net Earnings	$403	$560
Earnings Per Share:
Basic	0.11	0.15
Diluted	0.11	0.15
Return on Average Assets (Annualized)	.42%	.60%

	For the Nine Months ended December 31,
	(Unaudited) 2004	2003
Year to Date Results

Net Interest Income	$8,145	$8,122
Net Earnings	$1,354	$1,904
Earnings Per Share:
Basic	0.37	0.51
Diluted	0.37	0.51
Return on Average Assets (Annualized)	.48%	.68%

	December 31, 2004	March 31, 2004
	(Unaudited)
End of Period Data

Total Assets	$391,353	$369,007
Stockholders' Equity to Total Assets	10.51%	11.80%